EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

Contact:
URS Corporation     Citigate Sard Verbinnen
H. Thomas Hicks    Hugh Burns/Jamie Tully
Vice President     (212) 687-8080
& Chief Financial Officer
(415) 774-2700

URS BOARD ADOPTS MAJORITY VOTE STANDARD
FOR ELECTION OF DIRECTORS

SAN FRANCISCO, CA— November 16, 2006— URS Corporation (NYSE: URS) today announced that the URS Board of Directors has amended the Company’s Bylaws to adopt a majority vote standard for the election of directors.

This new vote standard, which has been adopted recently by a number of major corporations and is consistent with best practices in corporate governance, replaces the Company’s plurality voting standard. Under the new standard, in an uncontested election, each nominee for election to the Board is required to receive a majority of the votes cast in order to be elected to the Board. Any incumbent director who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation to the Board. The Board Affairs Committee will then make a recommendation to the Board as to whether, considering all factors deemed relevant, the resignation should be accepted or rejected. The Board will then act upon the matter and publicly disclose its decision within 90 days after the certification of the election results.

Information about URS’ corporate governance program can be found at http://www.urscorp.com/investor under the Corporate Governance tab.

URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 28,900 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).